Exhibit 5.1
August 25, 2010
Western Alliance Bancorporation
2700 West Sahara Ave.
Las Vegas, Nevada 89102
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Act”) of $75,000,000 aggregate principal amount of 10.00% Senior Notes due 2015 (the “Securities”) of Western Alliance Bancorporation, a Nevada corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Base Indenture dated August 25, 2010 (the “Base Indenture”) by and between the Company and Wells Fargo Bank, N.A. as Trustee (the “Trustee”) and the Supplemental Indenture dated August 25, 2010 by and between the Company and the Trustee (which amended and supplemented the Base Indenture) under which the Securities were issued have each been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and to the references to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Securities, dated August 20, 2010. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, DLA Piper LLP (US)